Exhibit 21.1
Subsidiaries of Figma, Inc.*

Name of Subsidiary	Jurisdiction
Figma Australia Pty Ltd	Australia
Figma Canada Ltd.	Canada
Figma UK Ltd.	UK
Figma France SAS	France
Figma GmbH	Germany
Weavy AI Ltd.	Israel
Figma India Private Limited	India
Figma Ireland Limited	Ireland
Figma Japan K.K.	Japan
Figma Singapore Pte. Limited	Singapore
Vmlapp Sweden AB	Sweden
Visly Inc.	US – Delaware
Figma Ventures LLC	US – Delaware
Figma International, LLC	US – Delaware
Payload CMS, LLC	US – Delaware
Weavy Inc.	US – Delaware
* Includes subsidiaries that do not fall under the definition of “significant subsidiary” as defined under Rule 1-02(w) of Regulation S-X.